PRESS RELEASE

INNOSPEC REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Operating income advances 23% over prior year; EBITDA up 29%

Continued margin improvement; Adjusted non-GAAP EPS of $1.18, up 37% on 2014

Board authorizes new $90m stock repurchase plan and declares increase in semi-annual dividend

Englewood, CO – November 3, 2015 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2015. At the same time, the Company announced a new share repurchase program which targets to repurchase up to $90 million of stock over the next three years. It also announced that it has declared a semi-annual dividend of $0.31 per common share for the second half of 2015, which will be paid on November 25, 2015 to shareholders of record as of November 16, 2015. This brings the annual dividend to 61 cents per share, an 11 percent increase over 2014.

Total net sales for the third quarter were $254.2 million, up 11 percent from the $228.2 million reported in the corresponding quarter last year. Net income was $35.6 million, or $1.45 per diluted share, compared to $20.8 million, or $0.83 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and fair value adjustments) for the quarter was $42.1 million, a 29 percent increase from $32.6 million in 2014’s third quarter.

Results for this quarter include several special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.18 per diluted share, compared to $0.86 per diluted share a year ago. Innospec closed the quarter with a net debt position of $4.9 million, down from $71.1 million at the end of the second quarter. This includes the $41.5 million cash proceeds from the disposal of the Aroma Chemicals business. Cash generation in the quarter was strong, with operating cash inflows of $35.5 million before capital expenditures during the quarter of $6.6 million.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2015			Quarter ended September 30, 2014
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$41.4	$35.6	$1.45	$25.4	$20.8	$0.83

Adjustment to fair value of contingent consideration	(8.5)	(4.8)	(0.20)	—	—	—
Amortization of acquired intangible assets	4.3	3.4	0.14	3.0	2.3	0.09
Adjustment of income tax provisions	(2.7)	(2.7)	(0.11)	(1.8)	(1.8)	(0.07)
Profit on disposal of subsidiary	(1.6)	(1.6)	(0.06)	—	—	—
Foreign currency exchange gains	(1.2)	(0.9)	(0.04)	(1.0)	(0.8)	(0.03)
Acquisition-related costs	—	—	—	1.3	1.0	0.04
	(9.7)	(6.6)	(0.27)	1.5	0.7	0.03
Adjusted non-GAAP amounts	$31.7	$29.0	$1.18	$26.9	$21.5	$0.86

For the first nine months of 2015, total net sales of $766.3 million increased 14 percent from $670.2 million in the corresponding period last year. Net income for the nine-month period was $88.0 million, or $3.57 per diluted share, compared with $56.2 million, or $2.26 per diluted share, a year ago. Excluding special items, diluted earnings per share for the first nine months of 2015 were $3.11 up 30 percent from $2.39 a year ago. EBITDA for the first nine months of 2015 was $113.5 million, 24 percent higher than $91.3 million a year ago

Commenting on third quarter results, Patrick S. Williams, President and Chief Executive Officer of Innospec, said, “Despite the continuing tough market environment, we are pleased to report another strong quarter for Innospec, with continued gains in sales, margins, operating income and EBITDA. Our results are broadly in line with our expectations and we have closed on a number of important new business opportunities.

“Our strategy has continued to deliver, especially when you consider the challenging market conditions in most areas of the world.

“In Fuel Specialties, our results have held up well. Our core fuels business continued to benefit from sales mix and lower raw material prices. The business in EMEA was impacted by adverse currency movements, but our underlying business remains in good shape. Asia-Pacific suffered slightly from poor market conditions, but our gross margins here have strengthened, due to a richer sales mix. As we expected, the AvTel product line had a stronger quarter, but we see no fundamental shift in demand.

“Needless to say, the oilfield market remains extremely challenging, with low crude oil prices prevailing throughout the quarter. Despite this, we posted a strong third quarter in Oilfield Specialties, with sequential sales holding steady, including some market share gains. Gross margins showed good growth, driven by a strong performance in our frac/stim business and by a richer sales mix in our production business. Compared to many of our competitors, we believe that this is a very creditable performance. Nevertheless, we continue to be diligent regarding both customer service and cost containment measures so that we remain aligned with our customers prospects. We believe that we will reach our goals in Oilfield Specialties for the full year and are well positioned in the market. However, the low price of crude and gas continues to have a huge impact on our customers’ investment plans and we remain very cautious regarding prospects through the next quarter and into 2016.

“In Performance Chemicals we completed the disposal of our Aroma Chemicals business on July 6. Adjusting prior year comparatives for this disposal, third quarter sales were about the same as last year, with our improved Personal Care performance offsetting the softer, less profitable Polymers market. We delivered a stronger margin and operating performance, due to higher-margin sales while our new product launches have created a stronger foundation for future sales growth. The performance in EMEA was significantly impacted by the adverse currency movements, without which we would have shown healthy growth. In the Americas, we had good growth, with continued new business wins.

“As we previously indicated, Octane Additives completed the delivery of the latest order during the quarter and we continue to focus on responsibly managing the last customer in this market.

“We remain cautiously optimistic in our expectations for the remainder of the year. We believe we are well positioned, both financially and operationally, for an eventual market turn, but we remain very conscious of the impact that oil and gas prices are having on our customers.”

Net sales in Fuel Specialties for the quarter of $190.3 million, a 22 percent increase from $156.1 million in last year’s third quarter, were driven again by a strong contribution from the Independence acquisition. Excluding the acquisition, volumes were up slightly by 1 percent, offset by a weaker sales mix of 6 percent and the adverse currency impact of 5 percent in the quarter. Excluding Oilfield Specialties, fuel revenues in the Americas were up 10 percent year over year driven by volume growth, but declined 13 percent in EMEA and 17 percent in Asia-Pacific due to an adverse sales mix and foreign exchange. Gross margins in the segment rose 2.2 percentage points from last year to 36.3 percent, benefitting from a richer sales mix of higher margin business. Operating income for the quarter was $27.0 million, up 10 percent from last year’s $24.5 million.

In Performance Chemicals, adjusting prior year comparatives for the disposal of Aroma Chemicals, net sales of $43.6 million were on par year over year, as volume growth of 13 percent offset 6 percent lower pricing and an adverse currency impact of 7 percent. By region, sales were similar to last year in the Americas but fell 4 percent in EMEA due mainly to foreign exchange. Asia-Pacific sales were up 21 percent from last year driven by improved volumes. The segment’s gross margin was 28.4 percent benefitting from a richer sales mix with increased sales of higher margin Personal Care business. Operating income of $5.4 million for the quarter was down from the $6.6 million reported in 2014’s third quarter. Adjusting last year for the Aroma Chemicals disposal, operating income was broadly on par year over year.

In Octane Additives, net sales for the quarter were $20.3 million, as expected.

Corporate costs were $9.3 million, down by $0.7 million from a year ago, and remain broadly within the expected range. Pension impact in the quarter was negligible, compared to a charge of $0.8 million a year ago. The effective tax rate for the quarter was 14 percent, and the full year adjusted effective tax rate is anticipated to be 21 percent. This is lower than previously expected due to the change in geographic mix of taxable earnings, and revisions to our tax estimates.

Net cash generated from operations was strong in the quarter at $35.5 million, compared to $25.2 million reported a year ago. In the quarter, Innospec received $41.5 million from the disposal of the Aroma Chemicals business. As of September 30, 2015, Innospec has $132.8 million in cash, cash equivalents and short-term investments, and a total debt of $137.7 million, resulting in net debt of $4.9 million. In the third quarter, the company retired 84,633 shares at a cost of $4.0 million as part of the board-authorized share repurchase program.

The Innospec Board has also approved a new $90 million share repurchase program.

Mr. Williams concluded, “In conclusion, we have delivered on our expectations in the third quarter and we believe we are very much on target in terms of meeting our goals for the full year.

“Once again, we had a strong quarter in terms of cash generation, which, coupled with the proceeds from the Aroma Chemicals disposal, has enabled us to significantly reduce our net debt position, while still maintaining a very strong balance sheet. This enables us to continue to seek further strategic acquisitions.

“We continue to focus on enhancing our return to shareholders, and we have demonstrated this in terms of the 11 percent increase in our semi-annual dividend and the Board approval for the substantially enhanced share repurchase program.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and adjustment to fair value of contingent consideration. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of adjustment to fair value of contingent consideration, amortization of acquired intangible assets, adjustment of income tax provisions, profit on disposal of subsidiary, foreign currency exchange gains and acquisition-related costs. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care and Polymers markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example,) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-201-294-9390
Robert.Ferris@RFBinder.com

Chloe Miller
RF|Binder Partners
+1-212-994-7636
Chloe.Miller@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended		Nine Months Ended
}	September 30		September 30
	2015	2014	2015	2014
Net sales	$254.2	$228.2	$766.3	$670.2
Cost of goods sold	(163.8)	(154.6)	(506.6)	(462.3)

Gross profit	90.4	73.6	259.7	207.9
Operating expenses:
Selling, general and administrative	(52.7)	(42.4)	(151.6)	(122.1)
Research and development	(6.6)	(6.0)	(19.3)	(17.3)
Adjustment to fair value of contingent consideration	8.5	—	31.6	—
Profit on disposal of subsidiary	1.6	—	1.6	—
Total operating expenses	(49.2)	(48.4)	(137.7)	(139.4)

Operating income	41.2	25.2	122.0	68.5
Other net income/(expense)	1.2	1.0	(2.0)	2.2
Interest expense, net	(1.0)	(0.8)	(2.9)	(2.5)

Income before income taxes	41.4	25.4	117.1	68.2
Income taxes	(5.8)	(4.6)	(29.1)	(12.0)

Net income	$35.6	$20.8	$88.0	$56.2

Earnings per share:
Basic	$1.48	$0.85	$3.64	$2.30
Diluted	$1.45	$0.83	$3.57	$2.26
Weighted average shares outstanding (in thousands):
Basic	24,121	24,420	24,162	24,394
Diluted	24,611	24,915	24,660	24,849

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2015	2014	2015	2014
Net sales:
Fuel Specialties	$190.3	$156.1	$572.0	$465.4
Performance Chemicals	43.6	57.0	155.3	172.5
Octane Additives	20.3	15.1	39.0	32.3

	254.2	228.2	766.3	670.2

Gross profit:
Fuel Specialties	69.0	53.2	199.4	149.1
Performance Chemicals	12.4	13.7	41.7	42.6
Octane Additives	9.0	6.7	18.6	16.2

	90.4	73.6	259.7	207.9

Operating income:
Fuel Specialties	27.0	24.5	78.3	67.8
Performance Chemicals	5.4	6.6	19.3	20.9
Octane Additives	8.0	4.9	15.9	12.0
Pension (charge)/credit	—	(0.8)	0.1	(2.5)
Corporate costs	(9.3)	(10.0)	(24.8)	(29.7)

	31.1	25.2	88.8	68.5
Adjustment to fair value of contingent consideration	8.5	—	31.6	—
Profit on disposal of subsidiary	1.6	—	1.6	—
Total operating income	$41.2	$25.2	$122.0	$68.5

Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2015	2014	2015	2014
Net income	$35.6	$20.8	$88.0	$56.2
Interest expense, net	1.0	0.8	2.9	2.5
Income taxes	5.8	4.6	29.1	12.0
Depreciation and amortization	8.2	6.4	25.1	20.6
Adjustment to fair value of contingent consideration	(8.5)	—	(31.6)	—

EBITDA	42.1	32.6	113.5	91.3

Fuel Specialties	32.3	27.4	93.9	77.2
Performance Chemicals	7.0	8.6	24.6	27.4
Octane Additives	8.1	5.0	16.2	12.3
Pension (charge)/credit	—	(0.8)	0.1	(2.5)
Corporate costs	(8.1)	(8.6)	(20.9)	(25.3)

	39.3	31.6	113.9	89.1
Profit on disposal of subsidiary	1.6	—	1.6	—
Other net income/(expense)	1.2	1.0	(2.0)	2.2

EBITDA	$42.1	$32.6	$113.5	$91.3

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2015	2014
Assets

Current assets:
Cash and cash equivalents	$127.7	$41.6
Short-term investments	5.1	4.7
Trade and other accounts receivable	130.2	164.3
Inventories	166.8	184.9
Current portion of deferred tax assets	8.1	8.4
Prepaid expenses	3.9	8.3
Prepaid income taxes	1.6	2.0
Total current assets	443.4	414.2
Net property, plant and equipment	74.1	80.8
Goodwill	268.3	276.1
Other intangible assets	172.6	181.1
Deferred finance costs	0.5	1.1
Deferred tax assets, net of current portion	0.7	0.7
Pension asset	56.3	45.2
Other non-current assets	0.9	0.7
Total assets	$1,016.8	$999.9

Liabilities and Stockholders’ Equity

Current liabilities:
Bank overdraft	$7.6	$—
Accounts payable	67.2	87.6
Accrued liabilities	69.1	77.2
Current portion of long-term debt	—	0.4
Current portion of finance leases	0.7	0.5
Current portion of plant closure provisions	3.8	5.7
Current portion of accrued income taxes	4.5	5.6
Current portion of acquisition-related contingent consideration	43.6	45.7
Current portion of deferred income	0.2	0.2
Total current liabilities	196.7	222.9
Long-term debt, net of current portion	127.0	139.0
Finance leases, net of current portion	2.4	1.7
Plant closure provisions, net of current portion	31.2	28.4
Unrecognized tax benefits, net of current portion	3.6	6.2
Deferred tax liabilities, net of current portion	37.0	23.0
Pension liability	9.9	10.4
Acquisition-related contingent consideration, net of current portion	20.0	49.5
Deferred income, net of current portion	0.7	0.9
Other non-current liabilities	0.1	2.0
Equity	588.2	515.9

Total liabilities and equity	$1,016.8	$999.9

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30
(in millions)	2015	2014
Cash Flows from Operating Activities

Net income	$88.0	$56.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25.7	21.1
Adjustment to fair value of contingent consideration	(31.6)	—
Deferred taxes	13.9	1.9
Repayment of promissory note in civil complaint settlement	—	(5.0)
Changes in working capital	4.4	(15.4)
Excess tax benefit from stock-based payment arrangements	(0.7)	(0.7)
Accrued income taxes	0.8	10.7
Movement on plant closure provisions	1.4	(0.7)
Profit on disposal of subsidiary	(1.6)	—
Cash contributions to defined benefit pension plans	(7.9)	(8.8)
Non-cash expense of defined benefit pension plans	0.4	3.0
Stock option compensation	2.7	1.7
Movements on unrecognized tax benefits	(2.6)	(7.2)
Movements on other non-current assets and liabilities	(2.3)	2.2
Net cash provided by operating activities	90.6	59.0
Cash Flows from Investing Activities

Capital expenditures	(12.0)	(9.3)
Proceeds from disposal of subsidiary	41.5	—
Business combinations, net of cash acquired	—	0.3
Internally developed software	(7.0)	(6.1)
Purchase of short-term investments	(5.3)	(4.2)
Sale of short-term investments	4.8	5.8
Net cash provided by/(used in) investing activities	22.0	(13.5)
Cash Flows from Financing Activities

Non-controlling interest	0.4	—
Net repayment of revolving credit facility	(12.0)	(27.0)
Repayment of term loans	(0.4)	(0.9)
Receipt of short-term borrowing	7.6	—
Refinancing costs	—	(0.1)
Excess tax benefit from stock-based payment arrangements	0.7	0.7
Dividend paid	(7.3)	(6.6)
Issue of treasury stock	1.0	0.4
Repurchase of common stock	(15.4)	(0.9)
Net cash used in financing activities	(25.4)	(34.4)
Effect of foreign currency exchange rate changes on cash	(1.1)	(0.9)

Net change in cash and cash equivalents	86.1	10.2
Cash and cash equivalents at beginning of period	41.6	80.2
Cash and cash equivalents at end of period	$127.7	$90.4

Amortization of deferred finance costs of $0.6 million (2014 — $0.5 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.